Exhibit 10.1

LEASE AGREEMENT

This Lease made and entered into this 7, day of April, 2010, by and between MERITEX, INC., a Minnesota corporation, having its principal place of business at 24 University Avenue, Minneapolis, MN 55413 (“Landlord”) and ICOP Digital, Inc., a Colorado corporation having its principal place of business at 16801 West 116th Street, Lenexa, KS 66219 (“Tenant”).

1. Premises. Landlord hereby leases to Tenant and Tenant does hereby lease from Landlord approximately 6,000 square feet of space lying below the top of the Farley ledge of rock outlined in red on Exhibit B hereto, and commonly identified as Meritex/Lenexa Executive Park, 17501 West 98th Street, # 38-38 Lenexa, KS, (“Premises”).

2. Term. This lease is for a term of Three (3) years and one (1) month commencing June 1, 2010 (“Commencement Date”) and ending June 30, 2013 unless sooner terminated pursuant to any provision hereof.

3. Rent. Tenant shall pay as rent for the Premises during the term hereof the total sum of Ninety Four Thousand Three Hundred Fifty and 00/100 Dollars ($94,350.00), payable in advance in monthly installments of Two Thousand Five Hundred Fifty and 00/100 Dollars ($2,550.00) during the term hereof, without deduction or set off, on the first day of each month. The rental amounts referred to above include common area expenses at the annual base rate of twenty-five cents ($0.25) per square foot per year (“Initial Base Rate”). Commencing on the first day of each lease year starting on the first anniversary of the lease, Tenant will pay as additional rent in advance in equal monthly installments the amount by which the “Adjusted Base Rate” for common area expenses (as defined below) exceeds the Initial Base Rate, multiplied by the square footage of the Premises. The Adjusted Base Rate for common area expenses is hereby defined as the Initial Base Rate or the Adjusted Base Rate then in effect from year to year, multiplied by the sum of one (1) plus the percentage increase in the Consumer Price Index, U.S. Cities Average for Urban Wage Earners and Clerical Workers—All Items (“CPI”), when comparing the CPI figure for January 1 of the immediately prior year to the CPI figure for January 1 of the current year. All rent shall be payable to Landlord at SDS 12-2106 P.O. Box 86, Minneapolis, MN 55486-2106 or at such other place as may be designated by Landlord in writing. Any rent unpaid for more than ten (10) working days after the due date shall be subject to a late charge of 1.5% of the monthly rental payment for each month or part of month the rent payment is late.

4. Additional Rent. All charges, costs, and expenses which Tenant assumes or agrees to pay hereunder, together with all interest and penalties that may accrue thereon in the event of Tenant’s failure to pay the same as herein provided, all other damages, costs and expenses which Landlord may suffer or incur, and any and all other sums which may become due, by reason of any default of Tenant or failure on Tenant’s part to comply with the agreements, terms, covenants, and conditions of this Lease on Tenant’s part to be performed, and each or any of them shall be deemed to be additional rent and, in the event of nonpayment, Landlord shall have all the rights and remedies herein provided in the case of nonpayment of rent. Tenant shall pay all rent and additional rent promptly without demand and without any deductions or set-offs whatsoever.

5. Use and Occupancy. Tenant shall use and occupy the Premises only for warehousing, and related activities and no other use without the prior written consent of Landlord. Tenant agrees not to use or allow the Premises or any part thereof to be used for the storage of explosive, flammable, or noxious materials, or in violation of any laws, zoning ordinances, or other governmental regulations. The use of propane, gasoline, or diesel powered forklifts or other handling equipment within the Premises is specifically prohibited. Tenant, together with its invitees, contractors, agents, employees, customers, and licensees, and in common with others, shall have the right to ingress to and egress from the Premises for the conduct of Tenant’s business. Tenant, its contractors, employees, agents, visitors, and licensees shall observe and comply with the Rules and Regulations described in Exhibit A hereto and such other rules and regulations as from time to time may be put into effect by Landlord for the general safety, comfort, and convenience of Landlord and other occupants of the underground facility.

6. Holding Over. Upon failure of the Tenant to surrender possession of the Premises upon the expiration or sooner termination of this Lease, Tenant shall pay to Landlord, as an occupancy charge, an amount equal to 200% of the fixed annual rental and other sums required to be paid under this Lease as applied to any period (on a pro rata basis based on the number of days occupied divided by 365) in which Tenant shall remain in possession after expiration or sooner termination of this Lease; provided, however, in such event Tenant shall not be released from any further costs, damages, or liabilities whether direct, indirect, or consequential, suffered by Landlord and occasioned by Tenant’s holding over. In event of such holding over, without any action by Landlord to terminate this Lease or evict Tenant, Tenant shall be considered a month-to-month tenant.

7. Alterations, Fixtures. Tenant shall make no alterations, installations, additions, or improvements in or to the Premises, nor install any signs or other advertisements, without Landlord’s prior written consent.

8. Maintenance. Subject to the provisions hereof, Landlord shall keep in good condition and repair, ordinary wear and tear excepted, only the electrical systems, plumbing systems, HVAC systems, dehumidification system, doors, floor, support pillars, and limestone and constructed walls and ceiling that are a part of the structure of the Premises and all routes of ingress and egress thereto. Landlord shall also repair nonstructural damage to the Premises (but not any damage to Tenant’s property) which is caused by structural failures in or to the Premises. Subject to the foregoing obligation of Landlord and exclusive of the common area maintenance obligations of Landlord, Tenant agrees to take good care of the Premises and appurtenances thereto and to keep them in good condition and repair, free from filth, electrical circuit overloading, danger of fire, or any pest or nuisance and not permit any waste of the Premises. With respect to the structure and those utility systems for which Landlord has a general maintenance obligation under the terms of this Lease, Landlord shall, during the term hereof, at Landlord’s sole cost and expense, promptly comply in every respect with all applicable laws, ordinances, rules and regulations now in force, or which may be enacted hereafter, with all directions, rules and regulations of the fire marshal, health officer, building inspector, and other proper officers of the governmental agencies having jurisdiction over the Premises; and with such standards established from time to time by the National Board of Fire Underwriters. Tenant shall, during the term hereof, at Tenant’s sole cost and expense, promptly comply in every respect with all applicable laws, ordinances, rules and regulations now in force, or which may be enacted hereafter, with all directions, rules and regulations of the fire marshal, health officer, building inspector, and other proper officers of the governmental agencies having jurisdiction over the Premises; and with such standards established from time to time by the National Board of Fire Underwriters, which are applicable to Tenant’s use and occupancy of the Premises. Tenant covenants and agrees to indemnify and save Landlord harmless from any penalties, damages, or charges imposed for any violation of any such laws, ordinances, rules or regulations, or violations of the covenants herein, except such violations as are caused by Landlord or its contractors, employees, or agents.

9. Insurance. Landlord shall maintain insurance on the Premises for damage caused by fire and hazards customarily included within an extended coverage endorsement. Tenant shall maintain fire and extended coverage insurance for personal property, inventory, and equipment of Tenant that is in or about the Premises. Tenant shall maintain commercial general liability insurance naming Landlord as an additional insured, protecting and indemnifying Landlord and Tenant against any and all claims and liabilities for injury to persons or damage to property, or for loss of life or property occurring upon, in, or about the Premises, and routes of ingress and egress to the Premises, caused by or resulting from any negligent act or omission of Tenant, its employees, agents, contractors, customers, guests, licensees, and invitees in an amount not less than Two Million Dollars ($2,000,000) (including excess and/or umbrella coverage) arising out of any one (1) occurrence. The policy for such insurance shall contain a provision that it will not be canceled or materially changed without thirty (30) days’ advanced written notice to Landlord. As part of the consideration hereof, anything herein to the contrary notwithstanding, each party hereto (“Releasing Party”) does hereby release the other party (“Released Party”) from all liability for injury (including death) to persons, or for damage to property owned by the Releasing Party due to any act or neglect of the Released Party which is or might be incident to or the result of a fire, or any other casualty, accident or loss (a) which is or would be covered by a fire and extended coverage policy or by a sprinkler leakage policy (irrespective of whether such coverage is being maintained by the Releasing Party), or (b) covered by any other casualty or property damage insurance being maintained by the Releasing Party at the time of such occurrence.

10. Assignment, Subletting. This Lease shall not be assigned, nor shall the Premises, or any part thereof, be sublet by Tenant without the written consent of Landlord, and any assignment or subletting shall not relieve Tenant from performing any of its obligations hereunder. Provided that the use of the Premises will not be changed in any material way and the creditworthiness of the assignee or subtenant is substantially comparable to that of the initial Tenant, Landlord’s consent will not be unreasonably withheld or delayed.

Any assignment or subletting by Tenant in violation of the terms and covenants of this Section 10 shall be null and void. In the event Tenant desires to make an assignment of this Lease or sublease the Premises, Tenant shall give written notice thereof to Landlord at least thirty (30) days prior to the proposed effective date, which notice shall set forth the name and address of the proposed subtenant, assignee, transferee or other relevant person or entity (a “Transferee”) and include copies of financial reports and other relevant financial information of the proposed Transferee. Such notice shall also include a true and complete copy of the assignment, sublease or other documents and sufficient other information to permit Landlord to determine the financial responsibility of the proposed Transferee.

A. Consent by Landlord to any assignment or sublease shall not operate to relieve Tenant (or any guarantor of Tenant’s obligations under the Lease or any Transferee) from any covenant or obligation hereunder or under any guaranty of this Lease or relieve Tenant and any Transferee from obtaining Landlord’s consent to any subsequent assignment or sublease. Tenant shall pay all of Landlord’s reasonable costs, charges and expenses, including attorneys’ fees, incurred in connection with any request by Tenant.

B. No assignment or sublease shall be made unless any guarantor of the Tenant’s obligations or any party responsible for Tenant’s obligations shall give its written consent to Landlord to such assignment or sublease and confirm that its obligations shall not be affected thereby, and, provided, further, that if any modification to the Lease is proposed to be made after such assignment or sublease, then, at Landlord’s option all prior Transferees, and all such obligated parties, shall be required to confirm in writing their approval of such modification, and to confirm in writing that their obligations continue as to the Lease as so modified.

C. Any assignment of this Lease or sublease of the Premises which is not in compliance with the provisions of this Section 10 shall be null and void and of no force and effect.

11. Default.

(a) Each of the following events shall be a default hereunder by Tenant and a breach of this Lease.

(1) If the Tenant (or any successor or assignee of Tenant or guarantors of this Lease) shall file a petition in bankruptcy or insolvency or for the reorganization or arrangement under the bankruptcy laws of the United States or any insolvency act of any state or shall voluntarily take advantage of any such law or act by answer or otherwise or shall be dissolved (if Tenant or such successor or assignee be a corporation) or shall make an assignment for the benefit of creditors.

(2) If involuntary proceedings under any such bankruptcy law or insolvency act or for the dissolution of a corporation shall be instituted against Tenant (or such successor or assignee) or if a receiver or trustee shall be appointed of all or substantially all of the property of Tenant (or such successor or assignee) and such proceedings shall not be dismissed or such receivership or trusteeship vacated within thirty (30) days after such institution or appointment.

(3) If Tenant shall fail to pay Landlord any rent or additional rent as and when the same shall become due and payable and the same remains unpaid for five (5) days after written notice to Tenant.

(4) If Tenant shall fail to perform any of the other agreements, terms, covenants, or conditions hereof on Tenant’s part to be performed, and such nonperformance shall continue for a period within which performance is required to be made by specific provision of this Lease, or if no such period is so provided for a period of ten (10) days after notice thereof by Landlord to Tenant or, if such performance cannot be reasonably had within such ten-day period, Tenant shall not in good faith have commenced such performance within such ten-day period and shall not thereafter diligently proceed therewith to completion.

(5) If Tenant shall abandon the Premises.

(6) If this Lease or the estate of Tenant hereunder shall be transferred to or shall pass to any other person or party, except in a manner herein permitted.

(7) If Tenant shall fail to take possession of the Premises on the Commencement Date, unless Landlord has failed to complete its work in the premises by the Commencement Date.

(b) In the event of any such default, the entire rent for the balance of the then effective term shall, at the option of Landlord, at once become due and payable as if by the terms of this Lease it were payable in advance. If any of the acts described in Paragraphs (a)(1) or (a)(2) shall occur, Landlord shall have the right to demand and receive the rental for the balance of the said term which shall be first paid out of the proceeds of such assignment, bankruptcy, or receiver’s proceedings or sale on legal process, to the extent permitted by law.

(c) If any of the above events shall occur, the Landlord, in addition to and/or concurrently with any other remedies given it by law or in equity, may at its option (i) reenter the Premises by summary proceedings, or otherwise, without being liable for damages or prosecution therefor, and re-let the Premises either as agent of the Tenant or otherwise and receive the rent therefrom applying such rent first to the payment of such expenses as the Landlord may be put to in re-entering, then to the payment of rent accruing hereunder, then to any other damages incurred by Landlord, and the balance, if any, to be paid to Tenant, who shall remain liable for any deficiency, or (ii) terminate this Lease and all rights of the Tenant hereunder, but the Tenant shall in the event of any such re-entry, re-letting, or termination remain fully liable for the performance of its obligations under this Lease, including, but not limited to, payment of all rental obligations.

(d) In the event of a default by Tenant, Landlord may remove and store elsewhere any and all personal property located in the Premises at Tenant’s expense, without liability for any damage or loss thereof, including for Landlord’s negligence or lack of reasonable care.

(e) It is further agreed that, in the event suit shall be brought by reason of the failure of the Tenant or Landlord to perform any of the covenants or obligations hereunder, the successful party in such suit shall be entitled to payment of all the costs of such suit, including reasonable attorney's fees, by the other party.

12. Accelerated Rental. Notwithstanding any other provision of this Lease, should the Tenant commit any act of default which under the terms of Paragraph 11 hereof would authorize the acceleration of the date of payment of rent and if the Landlord thereafter elects to accelerate the payment date, then the rental for the balance of the then effective term shall be computed by adding to the total of the monthly installments thereof which are in default and unpaid, a sum equal to the then effective monthly rental multiplied by the number of months remaining in the then effective term.

13. Utilities. Landlord shall pay for water, sewer and electrical utilities used or consumed by Tenant during its tenancy of the Premises for normal warehouse operations (generally one-shift, including from time to time, workdays longer than 8 hours and occasional weekends). Any usage by Tenant for other purposes or in excess of the standards or quantities stated above shall be paid by Tenant. All other utilities used or consumed by Tenant, including telephone, shall be paid for by Tenant.

14. Damage to Premises. Except as otherwise provided herein, if the Premises shall be damaged by fire, the elements, unavoidable accident, structural failure, or other casualty, but are not thereby rendered untenable, in whole or in part, Landlord shall promptly at its own expense, cause such damage to be repaired, and rent shall not be abated. If, by reason of such occurrence, the Premises shall be rendered untenable in whole or in part, Landlord shall cause the damage to be repaired, as quickly as reasonably possible, and the rent meanwhile shall be abated from the date of the damage until the earlier of the date the damage is fully repaired or the date of occupancy, in direct proportion to the reduction in square feet caused by such occurrence. Landlord shall be under no obligation to reconstruct or repair the Premises so damaged, should it determine in its sole discretion the cost of such reconstruction or repair is prohibitive. In such case, the area in need of reconstruction or repair shall be deleted from the terms of the Lease and the rent shall abate proportionately from the date of such damage. If by reason of such occurrence the Premises shall be rendered wholly untenable or if the area of the Premises which Landlord elects not to reconstruct or repair renders the remaining portion thereof unusable for the conduct of Tenant’s business, Tenant may, within 15 days after Landlord’s election not to completely restore the Premises which election must be made within sixty (60) days, terminate and cancel this Lease upon thirty (30) days’ written notice to Landlord and Tenant shall have no claim against Landlord for the value of the unexpired term of this Lease.

15. Liability and Indemnity. If, by reason of inability to obtain and utilize labor, materials, or supplies, or by reason of circumstances directly or indirectly the result of any state of war or national or local emergency, or by reason or any laws, rules, orders, regulations, or requirements of any governmental authority now or hereafter in force, or by reason of strikes, or riots, or by reason of acts of God, or any other cause beyond the reasonable control of Landlord, Landlord shall be unable to perform or shall be delayed in the performance of any covenant to supply any service, such nonperformance or delay in performance shall not give rise to any claim against Landlord for damage, constitute a total or partial eviction, constructive or otherwise, work an abatement of rent, or relieve Tenant from the fulfillment of any covenant or agreement contained in this Lease; provided, Tenant in any event shall be entitled to exercise its rights under Section 14, if and as applicable, and Tenant shall be entitled to rent abatement as provided in Section 14, if and as applicable. Landlord, its agents and invitees, shall not be liable for any loss of or damage to any property of Tenant nor be liable for any injury to or death of persons regardless of the cause of such injury or death, or loss or damage; nor shall Landlord be liable for any latent defect in the Premises or in Meritex/Lenexa Executive Park. Notwithstanding anything to the contrary herein, except for the provisions of Section 9, and except for the deliberate and intentional acts of Landlord or its employees, Tenant shall indemnify and hold Landlord harmless from and against any and all claims, demands, suits, liability, costs and expense, including reasonable attorney’s fees, arising from injury to or death of persons, or damage to or destruction of property of Landlord or any other person, occurring within or arising from Tenant’s use and occupancy of the Premises during the term of this Lease. Tenant agrees to give notice promptly to Landlord of any action, proceeding, or suit against Tenant involving the Premises.

16. Landlord’s Right of Entry. Landlord reserves the right at all reasonable times during the term of the Lease, for Landlord, or Landlord’s agents, to enter the Premises, (with prior notice to and accompaniment by a representative of Tenant except in the event of an emergency) for the purpose of inspecting and examining the same, and to clean and make such repairs, alterations, improvements, installations, or additions to or removals from the Premises, as Landlord may deem necessary or desirable for serving the Premises or other parts of Meritex/Lenexa Executive Park. During the three (3) months prior to the expiration of the term of this Lease, or any renewal or extension thereof, Landlord may place upon the Premises notices advertising the Premises for lease, and show the Premises to prospective Tenants.

17. Taxes. Tenant shall pay all personal property taxes on personal property placed by it in or about the Premises during the term hereof. Tenant shall pay Landlord, as additional rent, any increase in real property taxes or assessments on the Premises over the amount of real estate taxes and assessments on the Premises in the “Base Year” (“Base Year Amount”). The “Base Year” shall be the calendar year in which the Commencement Date occurs. All such taxes shall be paid by Tenant within twenty (20) days after demand therefor by Landlord. A tax bill for the Base Year, together with a tax bill for any subsequent year, submitted by Landlord to Tenant shall be sufficient evidence of the amount of increase in taxes or assessments assessed or levied against the land and improvements which constitute the Premises. Should the real estate taxes for the Premises be included or combined in a larger tax parcel including similar occupied and or unoccupied premises, the portion of the taxes allocable to the Premises shall be apportioned in an equitable manner based upon the total square footage of the various premises include in the combined tax parcel. Landlord shall include in the annual tax submission to Tenant a detailed computation of the portion of the tax bill allocable to the Premises.

18. Hazardous Substances. The term “hazardous substance”, as used in the Lease, is defined as any element, compound, mixture, solution, particle, or substance which presents danger or potential for damage or injury to health, welfare, or to the environment, including, but not limited to, those substances which are inherently or potentially radioactive, explosive, ignitable, corrosive, reactive, carcinogenic, or toxic and those substances which have been recognized as dangerous or potentially dangerous to health, welfare, or to the environment by any federal, municipal, state, county, or other government or quasi-governmental authority and/or any department or agency thereof. Tenant represents and warrants to Landlord that at all times during the term of this Lease and any extensions or renewals thereof, Tenant shall:

(a) obtain Landlord’s prior written consent, which consent shall be granted or withheld in Landlord’s sole discretion, to the manufacturing, processing, distributing, using, producing, treating, storing (above or below ground level), disposing of, or allowing to be present (the “Presence”) any hazardous substance in or about the Premises. In connection with each such consent requested by Tenant, Tenant shall submit to Landlord a description, including the composition, quantity, and all other information requested by Landlord concerning the proposed Presence of any hazardous substance. Landlord’s consent to the Presence of any hazardous substance may be deemed given only by inclusion of a description of the composition and quantity of the proposed hazardous substance on Exhibit C to this Lease. Any hazardous substance, which Landlord has agreed to the Presence thereof, shall be deemed to be an Allowed Substance for purposes of this paragraph. Landlord’s consent to the Presence of any hazardous substance at any time during the lease term or renewal thereof shall not waive the requirement of obtaining Landlord’s consent to the subsequent Presence of any other, or increased quantities of, hazardous substance in or about the Premises. If Landlord subsequently consents to the Presence of any other hazardous substance, or to increased quantities of any hazardous substance, such consent shall be deemed given only by amendment of Exhibit C to this Lease.

(b) refrain from (and prohibit others from) allowing the Presence of any hazardous substance in or about the Premises which is not an Allowed Substance;

(c) promptly comply at Tenant’s own cost and expense, with all laws, orders, rules, regulations, certificates of occupancy, or other requirements, as the same now exist or may hereafter be enacted, amended, or promulgated, of any federal, municipal, state, county, or other governmental or quasi-governmental authority and/or any department or agency thereof relating to the manufacturing, processing, distributing, using, producing, treating, storing (above or below ground level), disposing or allowing to be present (“Presence”) of any hazardous substance in or about the Premises;

(d) indemnify, defend (at Tenant’s expense with counsel reasonably satisfactory to Landlord) and hold Landlord, its agents and employees, harmless from any and all demands, claims, causes of action, penalties, liabilities, judgments, damages (including consequential damages) and expenses, including, without limitation, court costs and reasonable attorneys’ fees incurred by Landlord as a result of (i) Tenant’s failure or delay in properly complying with such law, order, rule, regulation, certificate of occupancy, or other requirement referred to in this paragraph or (ii) any adverse effect which results from the Presence of any hazardous substance in or about the Premises, whether Tenant’s or Tenant’s agents, employees, contractors, or any other person claiming under Tenant, with or without Tenant’s consent has caused, either intentionally or unintentionally, the Presence of such hazardous substance;

(e) promptly disclose to Landlord by delivering, in the manner prescribed for delivery of notice in the Lease, a copy of any forms, submissions, notices, reports, or other written documentation (“Communications”) relating to the Presence of any hazardous substance in or about the Premises, whether such Communications are delivered to Tenant or requested of Tenant by any federal, municipal, state, county, or other governmental or quasi-governmental authority and/or any department or agency thereof;

(f) and notwithstanding any other provisions of this Lease, allow Landlord and any authorized representative of Landlord access and the right to enter and inspect the Premises for the Presence of any hazardous substance, at any time deemed reasonable by Landlord, without prior notice to Tenant. Compliance by Tenant with any provision of this paragraph shall not be deemed a waiver of any other provision hereof. Without limiting the foregoing, Landlord’s consent to the Presence of any hazardous substance shall not relieve Tenant of its obligations under this paragraph to indemnify, defend, and hold Landlord, its agents and employees harmless. Tenant’s obligations under this paragraph to indemnify, defend, and hold Landlord, its agents and employees harmless shall survive the termination of this Lease.

19. Subordination. (a) This Lease and Tenant’s interest and rights hereunder are and shall be subject and subordinate at all times to the lien of any first mortgage, now existing or hereafter created on or against the Project or the Premises, and all amendments, restatements, renewals, modifications, consolidations, refinancing, assignments and extensions thereof, without the necessity of any further instrument or act on the part of Tenant. Tenant agrees, at the election of the holder of any such mortgage, to attorn to any such holder. The provisions of this section shall be self-operative and no further instrument shall be required to effect such subordination or attornment; however, Tenant agrees to execute, acknowledge and deliver such instruments, confirming such subordination and such instruments of attornment as shall be requested by any such holder within ten (10) days of such request. Tenant’s obligation to furnish each such instrument requested hereunder in the time period provided is a material inducement for Landlord’s execution of this Lease and any failure of Tenant to timely deliver each instrument shall be deemed an Event of Default. Tenant hereby appoints Landlord attorney in fact for Tenant irrevocably (such power of attorney being coupled with an interest) to execute, acknowledge and deliver any such instrument and instruments for and in the name of the Tenant and to cause any such instrument to be recorded.

(b) Notwithstanding the foregoing, any such holder may at any time subordinate its mortgage to this Lease, without Tenant’s consent, by notice in writing to Tenant, and thereupon this Lease shall be deemed prior to such mortgage without regard to their respective dates of execution, delivery or recording and in that event such holder shall have the same rights with respect to this Lease as though this Lease had been executed prior to the execution, delivery and recording of such mortgage and had been assigned to such holder. The term “mortgage” whenever used in this Lease shall be deemed to include deeds of trust, security assignments and any other encumbrances, and any reference to the “holder” of a mortgage shall be deemed to include the beneficiary under a deed of trust.

(c) Tenant shall not seek to enforce any remedy it may have for any default on the part of Landlord without first giving written notice by certified mail, return receipt requested, specifying the default in reasonable detail to any mortgage holder whose address has been given to Tenant, and affording such mortgage holder a reasonable opportunity to perform Landlord’s obligations hereunder. Notwithstanding any such attornment or subordination of a mortgage to this Lease, the holder of any mortgage shall not be liable for any acts of any previous landlord, shall not be obligated to install any tenant improvements, and shall not be bound by any amendment to which it did not consent in writing nor any payment of rent made more than one month in advance.

20. Surrender of Premises. Upon the expiration, or other termination, of the term of this Lease, Tenant shall quit and surrender the Premises broom clean and in good condition and repair, normal wear and tear excepted, and shall remove all its property therefrom, except as otherwise provided in this Lease. Tenant’s obligation to observe or perform this covenant shall survive the expiration, or other termination, of the term of this Lease.

21. Estoppel Certificates. Tenant agrees, from time to time, within ten (10) days after request of Landlord, to execute and deliver to Landlord, or Landlord’s designee, any estoppel certificate requested by Landlord, stating that this Lease is in full force and effect, the date to which rent has been paid, that Landlord is not in default hereunder (or specifying in detail the nature of Landlord’s default), the termination date of this Lease and such other matters pertaining to this Lease as may be requested by Landlord. Tenant’s obligation to furnish each estoppel certificate in a timely fashion is a material inducement for Landlord’s execution of this Lease and any failure of Tenant to timely deliver each estoppel certificate shall be deemed an Event of Default at Landlord’s sole discretion. No cure or grace period provided in this Lease shall apply to Tenant’s obligation to timely deliver an estoppel certificate. Further, if Tenant fails to execute and deliver the estoppel certificate within ten (10) days after Landlord’s written request thereof, then Tenant shall be deemed to conclusively agree with the information contained in such estoppel certificate.

22. Successors and Assigns. All terms, conditions, and covenants to be observed and performed by the parties hereto shall be applicable to and binding upon their respective heirs, administrators, executors, successors, and assigns.

23. Notices. All notices or demands to Tenant shall be delivered or mailed (certified mail, postage prepaid) to Tenant at the Premises or at such other address as Tenant may designate to Landlord in writing. All notices to Landlord shall be delivered or mailed (certified mail, postage prepaid) to Landlord at 24 University Avenue, Minneapolis, MN 55413, Attention: President and General Counsel, or to such other address as Landlord may designate in writing to Tenant. The date of receipt shall be deemed the date of service.

24. No Waiver, Entire Agreement. This Lease contains the entire agreement between Landlord and Tenant, and any agreement hereafter made between Landlord and Tenant shall be effective only if in writing and signed by Landlord and Tenant.

25. Security Deposit. In addition to all other sums advanced under this Lease, Tenant agrees to deposit on the date hereof the sum of Two Thousand Five Hundred and 00/100 Dollars ($2,500.00), which sum shall be held by Landlord, without obligation for interest, as security for the performance of Tenant’s covenants and obligations under this Lease; it being expressly understood that such deposit is not an advance rental deposit or a measure of Landlord's damages in case of Tenant's default. Upon the occurrence of any event of default by Tenant, Landlord may from time to time, without prejudice to any other remedy provided herein, or provided by law, use such fund to the extent necessary to make good any such default, or any damage, expense, or liability caused by such default, and Tenant shall promptly pay to Landlord on demand the amount as applied in order to restore the security deposit to its original amount. Failure of Tenant to restore the security deposit, as set forth above, within ten (10) days from demand by Landlord shall constitute an act of default under this Lease. If Tenant is not then in default hereunder, the balance of such deposit, without interest, shall be returned by Landlord to Tenant upon expiration or termination of this Lease within 5 days thereof.

26. Improvements to Premises. The Premises exists and is improved in accordance with the Outline Specifications attached hereto.

27. Intentionally Omitted.

28. Condemnation. In the event the whole of the Premises shall be lawfully condemned or taken in any manner for any public or quasi-public use, this Lease shall cease and terminate as of the date possession shall be taken by such authority and all rentals shall be apportioned and paid as of such date. In the event that only a part of the Premises shall be so condemned or taken, the rent payable hereunder shall proportionately abate, as of the date Tenant is required to yield possession thereof, according to the area of the Premises so condemned or taken; and, in the event of such partial condemnation or taking, (i) Landlord may at its option terminate this lease as of the date possession shall be taken by such authority by notifying Tenant in writing of such termination within 60 days following the date on which Landlord shall have received notice of the filing of the declaration of taking, and (ii) if such substantial part of the means of access thereto shall be taken by such authority, Tenant may it its option terminate this Lease as of the date of such possession by notifying Landlord in writing of such termination within 60 days following the date on which Tenant shall have received notice of the filing of the declaration of taking, or (iii) if neither Landlord nor Tenant elects to terminate this Lease, this Lease shall be and remain unaffected by such condemnation or taking except that the rental payable hereunder shall be abated in the manner set forth above. In the event that the Lease is not terminated as provided above, the Landlord will, with reasonable diligence and at its expense, restore the remaining portion of the Premises as nearly as practicable to the same condition as it was prior to such condemnation or taking.

In the event of any such taking or condemnation, in whole or in part, the entire award shall belong to Landlord without any deduction therefrom for the value of the unexpired term of this Lease, or for any other estate or interest in the Premises now or hereafter vested in Tenant, and Tenant hereby assigns to Landlord all of its right, title, and interest in and to any and all such award or awards with any and all rights, estate, and interest of Tenant now existing or hereafter arising in and to the same or any part thereof; the foregoing, however, shall not constitute a waiver by Tenant to any separate award made to Tenant for relocation damages and moving expenses.

29. Brokerage Indemnification. Tenant covenants, represents, and warrants to Landlord that Tenant has not had dealings or negotiations with any broker or agent in connection with the consummation of this Lease, and Tenant covenants and agrees to pay, hold harmless, and indemnify Landlord from and against any and all cost, expense (including reasonable attorneys’ fees) or liability for any compensation, commission, or charges claimed by any other broker or agent based on dealings with Tenant with respect to this Lease or the negotiations thereof.

30. Exculpatory Clause. If the Landlord or any successor in interest be an individual, joint venture, tenancy in common, co-partnership, unincorporated association, or other unincorporated aggregate of individuals or a corporation (all of which are referred to below, individually and collectively, as a “Landlord Entity”), then anything elsewhere to the contrary notwithstanding, Tenant shall look solely to the estate and property of such Landlord Entity in the Premises, for the satisfaction of Tenant’s remedies for the collection of a judgment (or other judicial process) requiring the payment of money by Landlord in the event of any default or breach by Landlord with respect to any of the terms, covenants, and conditions of the Lease to be observed and/or performed by Landlord, and no other property or assets of such Landlord Entity shall be subject to levy, execution, or other enforcement procedure for the satisfaction of Tenant’s remedies. Nothing contained in this Paragraph 30 shall be construed to limit any right to seek injunctive relief or the benefits of insurance maintained by Landlord, that may otherwise be available to Tenant. This Section shall not apply to limit recovery against Landlord if Landlord fails to maintain the insurance coverages required of it herein or if Landlord commits a fraud which results in injury.

31. Applicable Law and Construction. The laws of the State of Kansas shall govern the validity, performance, and enforcement of this Lease. The invalidity or unenforceability of any provision of this Lease shall not affect or impair any other provision. The submission of this document to Tenant for examination does not constitute an offer to lease, or a reservation of or option to lease, and becomes effective only upon execution and delivery thereof by Landlord and Tenant. All negotiations, considerations, representations, and understandings between the parties are incorporated in this lease. The index preceding this Lease and the headings of the paragraphs contained herein are for convenience only and do not define, limit, or construe the content of such articles or sections. Whenever herein the singular number is used, the same shall include the plural, and the neuter gender shall include the masculine and feminine genders.

32. No Rent Abatement. No abatement, diminution, or reduction of rent, charges (except as provided in Paragraphs 14 and 28), or other compensation shall be claimed by or allowed to Tenant, or any persons claiming under it, under any circumstances, whether for inconvenience, discomfort, interruption of business, or otherwise, arising from the making of alterations, changes, additions, improvements, or repairs to the Premises, or the Meritex/Lenexa Business Park, by virtue or because of any present or future governmental laws, ordinances, requirements, orders, directions, rules, or regulations, or by virtue or arising from, and during, the restoration of the Premises after the destruction or damage thereof by fire or other cause or the taking or condemnation of a portion only of the Premises or Building (except as provided in Paragraph 28) or arising from any other cause or reason.

33. Right to Relocate. Landlord may from time to time upon not less than 90 days’ written notice require Tenant to relocate to substitute premises within the Meritex/Lenexa Executive Park, provided: (i) the substitute premises will be in accordance with the Outline Specifications attached hereto; (ii) Landlord will relocate (or pay for all reasonable and customary moving expenses in order to relocate) Tenant from the Premises to the substitute premises. Landlord will cooperate with Tenant to plan and coordinate any such relocation in an effort to minimize disruption of Tenant’s operations at the Premises; and (iii) such relocation shall not occur more than once in a three (3) year period. Upon the date of relocation as specified in Landlord’s notice: (i) Tenant shall promptly vacate and surrender its previous premises in the condition required by this Lease, time being of the essence; and (ii) the new substitute premises shall become the Premises for purposes of this Lease.

IN WITNESS WHEREOF, Landlord and Tenant have respectively signed this Lease as of the day and year first above written.

LANDLORD: MERITEX, INC.

By:
Its:

TENANT: ICOP DIGITAL, INC.

By:
Its:

EXHIBIT A

RULES & REGULATIONS

1. Common Areas. The rights of Tenant to use designated common areas, such as entrances, roadways, corridors, rail and truck docks, parking areas, entries, passages, stairways, and elevators (“Common Areas”) are limited to ingress to and egress from the Premises for the Tenant and its employees, licensees, and invitees, and Tenant shall not use or permit the use of the Common Areas for other purposes except Tenant shall be permitted to locate within the common area an emergency generator and other mechanical equipment serving solely the premises in such locations as approved by Landlord. Tenant shall not, whether temporarily, accidentally, or otherwise, allow anything to remain, place or store anything in, or obstruct in any way any of the Common Areas. Tenant shall keep the Common Areas free from all obstruction and in a clean and sightly condition. Fire exits are for emergency use only and they shall not be used for any other purpose. Landlord reserves the right to control and operate the public portions of Meritex/Lenexa Executive Park and the public facilities, as well as facilities furnished for the common use of all Tenants, in such manner as it decrees best for the benefit of all Tenants in Meritex/Lenexa Executive Park.

2. Premises. Tenant shall keep and maintain the Premises and Common Areas in a clean and orderly condition free from nuisance or litter.

3. Access. Tenant shall have access to the premises 24 hours per day, 7 days per week. Landlord may refuse admission to Meritex/Lenexa Executive Park after ordinary business hours to any person not known to the security officer in charge or not having proper identification issued by the Landlord, and may require all persons admitted to or leaving Meritex/Lenexa Executive Park after ordinary business hours to register. Tenant’s employees, agents, and visitors shall be permitted to enter and leave Meritex/Lenexa Executive Park after ordinary business hours whenever appropriate arrangements have been previously made between Landlord and Tenant with respect thereto. Tenant shall be responsible for all such persons for whom it requests such permission and shall be liable to the Landlord for all acts of such persons. Landlord may require any person or vehicle leaving Meritex/Lenexa Executive Park with any package or other object to exhibit a pass from the Tenant from whose premises the package or object is being removed, but the establishment and enforcement of such requirements shall not impose any responsibility on the Landlord for the protection of the Tenant against the removal of property from the Premises of the Tenant. Landlord shall in no way be liable to Tenant for damage or loss arising from the admission, exclusion, or ejection of any person to or from the Premises of Tenant, or Meritex/Lenexa Executive Park under the provision of this Rule.

4. Parking. Parking within Meritex/Lenexa Executive Park is restricted and shall be limited to the parking area provided by Landlord applicable to the Premises. Employee parking may be provided outside Meritex/Lenexa Executive Park in areas designated by Landlord. Vehicles in violation of the Rule shall be towed at the owner’s expense. Also, junk vehicles or vehicles left parked more than 72 hours shall be towed at the owner’s expense. Tenant agrees to cooperate with Landlord in the enforcement of this Rule. Trailer parking shall be restricted to those areas designated by Landlord and shall be subject to a reasonable fee for overnight parking.

5. Trash, Other Services. Tenant shall cause all trash removal containers and receptacles to be placed in areas designated by Landlord; shall maintain such areas in a clean and sanitary condition, and shall cause the trash to be removed as frequently as may be required to prevent overflow of said containers or receptacles. If Tenant fails, refuses, or neglects to keep the such areas free from all obstruction and in a clean and sightly condition, Landlord reserves the right to clean or cause to be cleaned such areas and to charge the Tenant a reasonable fee for such services.

6. Signs. Tenant shall not paint, display, inscribe, maintain, or affix any sign, picture, advertisement, notice, lettering, or direction on any part of the outside or inside of Meritex/Lenexa Executive Park except such name, or names, or logos, in such color, size, style, character, and material as shall be first approved by Landlord in writing. Landlord reserves without liability or notice to Tenant, the right to remove at Tenant's expense all matter which violates this Rule.

7. Miscellaneous. Landlord will furnish water for drinking fountains, toilets, and wash basins, but all water used by Tenant for manufacturing or for purposes other than stated above shall be paid for by Tenant. No acids, vapors, or other materials which may cause damage shall be discharged or permitted to be discharged into the waste lines. The plumbing fixtures in, or serving the premises, shall not be used for any purpose other than the purpose for which they were designed or constructed, and no sweeping, rubbish, rags, acids, or other foreign substances shall be deposited therein. All damages resulting from any misuse or said fixtures shall be borne by the Tenant who, or whose servants, employees, agents, invitees, or licensees, shall have caused the same.

8. Changes. Landlord reserves the right to change or rescind any of the Rules and Regulations, or to make such other and further reasonable changes as in its judgment may, from time to time, be necessary for the safety, care, convenience, and cleanliness of Meritex/Lenexa Executive Park or for the comfort of its Tenants.

EXHIBIT B

INSERT SUBSURFACE PLAN SHEET WITH BUILDING AREA OUTLINED IN RED

EXHIBIT C

HARZARDOUS SUBSTANCES

NONE.

OUTLINE SPECIFICATIONS FOR FACILITY FOR

ICOP DIGITAL

THE EXITING FACILITY IS IMPROVED IN ACCORDANCE WITH THE FOLLOWING:

1.	Subsurface facility comprising approximately 6,000 net square feet (limestone pillar area not included).

2.	Finished space including one restroom to be furnished with mirror, towel dispenser, toilet paper dispenser and handicap rails as required.

3.	Average 14' +/- ceiling height - finished floor to limestone ceiling.

4.	Mine ceiling and pillars to be painted white.

5.	Floors in warehouse area to be 4" thick concrete with clear sealer.

6.	Truck dock slab to be concrete.

7.	Truck drive and auto parking areas to be concrete and lined for 4 auto parking spaces.

8.	Facility perimeter walls to be limestone or 8" thick fire rated masonry blocks. Surfaces of block to be painted white.

9.	One (1) 10' wide x 10' high chain operated rolling steel fire door for drive up access and access to truck docks equipped with 6' wide x 8' long 35,000# electric dock levers.

10.	Two (2) 3' x 7' hollow metal doors in masonry walls for required exits.

11.	All areas inside perimeter walls to be protected by automatic fire sprinklers designed in accordance with N.F.P.A. to provide a density of .2 gpm per sq. ft over the most remote 2000 sq. ft. for maximum storage height of 12'. Truck docks, parking areas and roadways are also protected by automatic fire sprinklers.

12.	Ventilation fans as required for emergency venting.

13.	Dehumidification system in warehouse area to provide +/- 60%RH.

14.	Electrical service for lighting and 110v convenience outlets to be supplied.

15.	Fluorescent lighting consisting of 277 volt, 8 foot, 2 tube, 800 m.a. strip fixtures to be provided in warehouse area, spaced to provide adequate illumination. Exit lights and battery powered emergency lights to be provided for emergency exit requirements.

16.	Plumbing fixtures, water piping, drains and vents for one (1) toilet room to accommodate up to 10 employees is included.

17.	Except as provided above, Landlord is not responsible for the acquisition and installation of the following items:

a.	Furniture, furnishings, accessories, cabinets, shelving, racks, draperies, blinds, decorations, etc.

b.	Signage, except standard directory signs.

c.	Office, production, or facility operational equipment.

d.	Communications and telephone equipment.

e.	Special electrical requirements or machine wiring.

f.	Truck shelters.

g.	Forklift battery charger station.

h.	Fire extinguishers or other safety equipment.

i.	Motorized/electric door operators.